Exhibit 10.1    Employment Agreement dated 21 December 2006 with Michel Jacques.

ALCAN INC.

Alcan Inc.
1188, rue Sherbrooke Ouest Montréal (Québec) H3A 3G2 Canada	Adresse postale :	Tél. :	(514) 848-8000
	C.P. 6090	Fax :	(514) 848-8115
	Montréal (Québec) H3C 3A7 Canada	www.alcan.com

PERSONNEL ET CONFIDENTIEL

PERSONAL & CONFIDENTIAL

Mr. Michel Jacques

Dear Michel:

This letter is to confirm my discussion with you pertaining to the position of President and CEO, Alcan Primary Metal Group and Senior Vice President of Alcan Inc., effective December 1, 2006.  In this position you will report to me and you will be located in Montreal.

Salary

Your base salary will be US$ 575,000 per annum, effective December 1, 2006.  Your salary will be reviewed annually on the basis of competitive US compensation data.  The next salary review will take place in 2008.  You will be administered at position grade 54 under Alcan's grading structure.

Annual Bonus

You will continue to participate in Alcan's Executive Performance Award Plan (EPA) with a guideline bonus of 80% of the mid-point salary which, in 2006, amounts to US$ 611,800, generating a 2006 target EPA of US$489,440.  Starting in 2007, the EPA award payment will be related to the global EVA performance of APMG and Corporate as well as individual/team performance indicators.

Long Term Incentive (Restricted Share Units and Relative TSR Program)

The combined target compensation value of Alcan's Long Term Incentive Plans (RSU and TSR Plan) at Salary Grade 54 is US$1,805,000 for 2006 with half of this value provided in RSUs and the other half provided under the TSR Plan.  The compensation value is revised annually on the basis of competitive US compensation data.  The Awards under both Plans continue to be subject to approval by the Human Resources Committee of the Board (HRC).

Subject to Board approval, at the December Board meeting, you will be awarded additional RSUs with a compensation value of US$250,000 to reflect your increased responsibilities for the remaining 10 months of the 2006 LTI grant.  In addition, you will be granted RSUs with a compensation value of US$50,000 as an acknowledgement of your rapid and smooth transition from Switzerland to Canada.

Executive Share Ownership Guidelines (ESOG)

Effective 1 January 2007, you will be subject to the Executive Share Ownership Guidelines as adopted by the Board in September 2006.  Details of these guidelines will be provided under separate cover.

"FLEXPERK" Program

You will be eligible to participate to the "Flexperk" program which provides a yearly allowance of C$33,000 to be used towards the rental of a car, payment of club membership or financial/tax counseling.

Pension / Life / Long Term Disability Plan

Your current membership in the Alcan Pension Plan (Canada), Alcan Life Insurance Plan, Long Term Disability plan and in the Alcan Pension Plan for Officers (APPO) will continue.

Termination

Should your employment be terminated for reasons other than cause, Alcan will pay you a termination allowance equal to 24 months base salary and EPA guideline, calculated at the date of termination.  The amount will be paid as a lump sum or as salary continuance at your choice.  In the event you elect salary continuance, you will continue to participate in the benefit programs for the period of salary continuance except that the long-term disability plan and the accrual of vacation cease on termination date.  No LTI grants are made during the salary continuance period.

Change of Control/Confidentiality/Non-Competition

The Change of Control Agreement signed in 2005 continues to be in effect.

We ask you to sign the attached Confidentiality agreement and Non-competition Undertaking.

Acceptance

Please sign and return a copy of this letter indicating your acceptance of the terms and conditions described in it.

This letter is written in English at the express request of the Parties.  Cette lettre est rédigée en anglais à la demande expresse des parties.

The terms and conditions outlined in this letter replace any previous contractual arrangements and constitute the full terms and conditions of employment.

                                                                                    /s/ Richard B. Evans

                                                                                    Richard B. Evans

                                                                                    President and

Chief Executive Officer

I accept the terms and conditions described above.

/s/ Michel Jacques	December 21, 2006
Michel Jacques	date